Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2016 RESULTS

– Total Revenues of $50.1 Million Increase 12% and Service Revenues Grow 15%, Over Prior Year –

– Adjusted EBITDA of $12.1 Million, Increases 17% Over Prior Year –

– Company Adds Over 41,000 Net Subscriber Communicators in the Quarter –

Rochelle Park, NJ, August 4, 2016 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the second quarter ended June 30, 2016.

The following financial highlights are in thousands of dollars.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Service Revenues	$27,694	$24,011	$54,608	$47,785
Product Sales	$22,370	$20,872	$39,016	$39,428
Total Revenues	$50,064	$44,883	$93,624	$87,213
Net Income (Loss) attributable to ORBCOMM Inc., Common Stockholders	$(4,169)	$(12,217)	$(6,265)	$(15,099)
Basic EPS	$(0.06)	$(0.17)	$(0.09)	$(0.21)
EBITDA (1,3)	$9,948	$(4,707)	$18,584	$523
Adjusted EBITDA (2,3)	$12,116	$10,337	$22,815	$19,382

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.

(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

“In the second quarter we established highs in Service Revenues, Product Sales, Total Revenues, and Adjusted EBITDA,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We are encouraged by our continued momentum in the global IoT industry and continue to show leadership and innovation.”

“Q2 Service Revenues took a step higher to nearly $28 million. Satellite and AIS revenues are benefiting from the new OG2 satellites and led to increased service gross profit margins,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “Product Sales of over $22 million included a broad range of product shipments, large and small. Overall product gross profit margin was 23% that included low margin sales of aging inventory which now can begin generating Service Revenues.”

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Recent Highlights:

Financial Highlights

•

For Q2 of 2016, Total Revenues of $50.1 million were up 12% year-over-year.   Service Revenues increased 15% over the prior year period to $27.7 million.  Product Sales of $22.4 million were $1.5 million, or 7% higher than the prior year period. Service gross margins improved 1% from last year to over 66% and Product Sales gross margins declined to 23% from 29% year over year reflecting large order pricing and product pricing to move aging inventory.

•	For Q2 of 2016, Adjusted EBITDA was $12.1 million, 24% of Total Revenues, and increased $1.8 million or 17% over the prior year period.

•	Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was ($4.2) million for the second quarter of 2016, narrowing from a Net Loss of ($12.2) million for the same period in 2015.

•

Net subscriber communicator additions for ORBCOMM were 41,000 in Q2 of 2016, taking the total billable subscriber communicators to 1,650,000 at June 30, 2016, which compares to 1,297,000 at the end of the same period last year; a 27% increase year-over-year.

Customer Highlights

•

On August 3, 2016, we announced that ORBCOMM has been selected by Barnes Transportation Services Inc. to provide a solar-powered asset tracking solution for its dry van trailers. Headquartered in Wilson, North Carolina, Barnes is a family-owned and operated truckload carrier servicing the Eastern United States.  ORBCOMM’s maintenance-free solution will provide wireless connectivity through its proprietary hardware and a web-based reporting platform for optimal fleet management.

•

On August 1, 2016, we announced that ORBCOMM and its partner, LuxSpace Sàrl, an affiliate of OHB SE, were awarded a four-year satellite Automatic Identification System (AIS) data service framework contract with the European Maritime Safety Agency (EMSA). The EMSA framework contract is funded for up to 10.2 Million Euro for the fixed 4-year service period. LuxSpace will provide ORBCOMM’s global real-time data feed of satellite-based AIS (SAT-AIS) data, which will be used by EMSA, other EU agencies and EU Member States for ship tracking and other maritime navigational, safety and security applications.

•

On July 19, 2016, we announced that Gulick Trucking, Inc. has selected ORBCOMM to provide industry-leading telematics solutions for its mixed fleet of dry van and refrigerated trailers. Based in Vancouver, WA, Gulick offers full-service truckload, dry van and refrigerated services for food, beverages, paper and wood products, and nursery stock.

•

On June 13, 2016, we announced that ORBCOMM will provide its satellite AIS data to Genscape, a leading global provider of energy information for commodity, shipping and financial markets. ORBCOMM’s extensive AIS data will be utilized by customers of Genscape’s value added AIS-based solutions.

Product Highlights

•

On July 26, 2016, we announced that ORBCOMM received a 2016 Smart Grid Product of the Year Award for exceptional innovation from SmartGrid.TMCnet.com, a TMC and Crossfire Media sponsored technology media website. ORBCOMM’s dual-mode satellite-cellular solution enables utility companies to efficiently manage their Smart Grids by monitoring and controlling reclosers and other network distribution devices in real time.

•

On June 15, 2016, we announced that ORBCOMM received the 2016 IoT Innovations Award from Connected World magazine, recognizing the ORBCOMMconnect multi-network management portal for technological advancement and creativity in the IoT market. The ORBCOMMconnect portal gives customers comprehensive control over their wireless services and connected devices, while reducing the complexity of managing and integrating multiple networks. With ORBCOMMconnect, customers have access to three satellite and seven Tier One cellular networks in a single platform.

•

On June 14, 2016, we announced that ORBCOMM received the 2016 Connected World Award, recognizing the Company for its IoT leadership and the ability to leverage connected technology to improve business processes. ORBCOMM provided Rehrig Pacific Company, a global leader in reusable smart container/pallet solution for the supply chain and waste management industries, with a single platform for all of its sensor-enabled applications.

M&A Highlights

•

On May 26, 2016, we closed on the acquisition of Skygistics (PTY) Ltd. Based outside of Johannesburg, South Africa, Skygistics provides a broad range of satellite and cellular connectivity options as well as telematics solutions serving 250 telematics and enterprise customers. Skygistics adds distribution for ORBCOMM’s broad range of IoT products in South Africa and 22 other African nations.

Financial Results and Highlights

Revenues

For the second quarter ended June 30, 2016, Service Revenues were up 15% over the prior year period to $27.7 million.  The increase in Service Revenues in Q2 this year was driven by both organic growth and the recent acquisitions. Organic growth benefited from the OG2 satellite constellation and a growing subscriber base across multiple lines of business.

Product Sales during the second quarter of 2016 were $22.4 million compared to $20.9 million during the same period last year, increasing $1.5 million or 7%.  The quarterly year-over-year increase in Product Sales was largely driven by sales in Transportation solutions in the US and Europe, and in new markets such as containers, partially offset by lower sales in the South American markets.

Total Revenues for the second quarter ended June 30, 2016 were $50.1 million compared to $44.9 million during the same period of 2015, an increase of approximately 12%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the second quarter of 2016 were $51.7 million compared to $56.4 million during the same period in 2015.  Direct costs, exclusive of Depreciation and Amortization, increased year-over-year largely due to increases in both Service Revenues and Product Sales and costs to operate the companies acquired. Gross Profit for the quarter ended June 30, 2016 was $23.5 million compared to $21.8 million for the prior year quarter, increasing $1.7 million or 8% due to the increase in Service Revenues and Product Sales.  Operating Expenses were lower than the prior year period primarily due to the 2015 Impairment Charge of ($12.7) million related to an OG2 satellite that lost communication, as well as lower Acquisition-Related and Integration Costs of $0.5 million, partially offset by higher Depreciation and Amortization in the current year.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the second quarter of 2016 was a ($3.9) million loss, an improvement over the ($12.6) million loss for the second quarter of 2015.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was ($4.2) million for the second quarter of 2016, narrowing from a Net Loss of ($12.2) million for the same period in 2015.  Basic EPS was a loss of ($0.06) per share for the second quarter of 2016 versus a loss of ($0.17) per share for the second quarter of 2015.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2016 was $9.9 million compared to a loss of ($4.7) million in the second quarter of 2015 which included a ($12.7) million Impairment Charge and ($1.1) million in Acquisition-Related and Integration costs.

Adjusted EBITDA was $12.1 million for the second quarter of 2016 compared to $10.3 million in the second quarter of 2015, an increase of 17%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At June 30, 2016, Cash and Cash Equivalents and Restricted Cash totaled $15.5 million, compared to $28.1 million at December 31, 2015, decreasing ($12.6) million. The cash decline was partially offset by the $7.9 million of Cash generated by Operations through the first six months of 2016. Cash invested in Capital Expenditures was ($16.9) million, of which ($8.3) million was due to the completion of milestone and insurance payments for the OG2 program related to the final launch in late 2015 and includes ($1.6) million of capitalized interest. In addition, we paid ($3.8) million for the Skygistics acquisition in the second quarter of 2016.

Guidance

For the Full Year 2016, the Company is re-affirming its outlook of approximately $200 million in Total Revenues and Adjusted EBITDA at about 25% margins to Total Revenues.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, domestic participants should dial 1-888-523-1225 at least ten minutes prior to the start of the call. International callers should dial 1-719-325-2429.  To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a replay of the conference call, please visit https://streaming.webcasts.com/starthere.jsp?ei=1110692 enter the confirmation code number 4927028.  The replay will be available from approximately 3:00 PM ET on August 4, 2016, through 3:00 PM ET on August 18, 2016.

About ORBCOMM Inc.

ORBCOMM Inc. (Nasdaq: ORBC) is a leading global provider of Machine-to-Machine (M2M) communication solutions and the only commercial satellite network dedicated to M2M. ORBCOMM’s unique combination of global satellite, cellular and dual-mode network connectivity, hardware, web reporting applications and software is the M2M industry’s most complete service offering. Our solutions are designed to remotely track, monitor, and control fixed and mobile assets in core vertical markets including transportation & distribution, heavy equipment, industrial fixed assets, oil & gas, maritime, mining and government.

With close to two decades of innovation and expertise in M2M, ORBCOMM has more than 1.6 million subscribers with a diverse customer base including premier OEMs such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co., Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment, as well as end-to-end solutions customers such as C&S Wholesale, Canadian National Railways, CR England, Hub Group, KLLM Transport Services, Marten Transport, Swift Transportation, Target, Tropicana, Tyson Foods, Walmart, Union Pacific Railroad and Werner Enterprises. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Hitachi Construction Machinery Co., Ltd., Komatsu Ltd., Onixsat, Satlink S.L., Sascar and Maersk Lines, other value-added resellers, or VARs, and international value-added resellers, or IVARs, and other value-added Solution Providers, or SPs; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Sanmina Corporation; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $150 million and may borrow up to an additional $10 million, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Financial and Trade Media:
Michelle Ferris	Alan Oshiki
Director of Corporate Communications	Executive Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	aho@abmac.com

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ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value and share data)
(Unaudited)
	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$15,465	$27,077
Accounts receivable, net of allowance for doubtful accounts of $1,326 and $1,233, respectively	38,128	29,816
Inventories	20,416	20,712
Prepaid expenses and other current assets	7,576	5,646
Restricted cash	—	1,000
Deferred income taxes	508	508
Total current assets	82,093	84,759
Satellite network and other equipment, net	232,167	229,970
Goodwill	114,038	112,425
Intangible assets, net	88,298	93,172
Other assets	7,662	6,573
Total assets	$524,258	$526,899
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,356	$13,895
Accrued liabilities	25,630	24,186
Current portion of deferred revenue	8,373	7,652
Total current liabilities	48,359	45,733
Note payable - related party	1,264	1,241
Note payable	150,000	150,000
Deferred revenue, net of current portion	4,411	6,024
Deferred tax liabilities	18,972	18,440
Other liabilities	4,294	5,705
Total liabilities	227,300	227,143
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 35,051 and 35,759 shares issued and outstanding	350	357
Common stock, par value $0.001; 250,000,000 shares authorized; 71,009,088 and 70,613,642 shares issued at June 30, 2016 and December 31, 2015	71	71
Additional paid-in capital	384,355	381,659
Accumulated other comprehensive income (loss)	(496)	(1,174)
Accumulated deficit	(87,689)	(81,424)
Less treasury stock, at cost; 29,990 shares at June 30, 2016 and December 31, 2015	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	296,495	299,393
Noncontrolling interest	463	363
Total equity	296,958	299,756
Total liabilities and equity	$524,258	$526,899

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Service revenues	$27,694	$24,011	$54,608	$47,785
Product sales	22,370	20,872	39,016	39,428
Total revenues	50,064	44,883	93,624	87,213
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	9,351	8,318	18,539	16,022
Cost of product sales	17,200	14,790	28,650	28,738
Gross profit	23,513	21,775	46,435	42,453
Operating expenses:
Selling, general and administrative	11,056	11,025	22,812	22,466
Product development	1,952	1,818	3,909	3,426
Depreciation and amortization	11,551	6,640	20,510	13,095
Impairment loss - satellite network	—	12,748	—	12,748
Acquisition - related and integration costs	569	1,110	933	3,561
Loss from operations	(1,615)	(11,566)	(1,729)	(12,843)
Other income (expense):
Interest income	95	85	183	156
Other income (expense)	99	204	(91)	392
Interest expense	(2,445)	(1,332)	(4,144)	(2,574)
Total other (expense)	(2,251)	(1,043)	(4,052)	(2,026)
Loss before income taxes	(3,866)	(12,609)	(5,781)	(14,869)
Income taxes	216	(386)	378	91
Net loss	(4,082)	(12,223)	(6,159)	(14,960)
Less: Net income (loss) attributable to the noncontrolling interests	87	(15)	106	121
Net loss attributable to ORBCOMM Inc.	$(4,169)	$(12,208)	$(6,265)	$(15,081)
Net loss attributable to ORBCOMM Inc. common stockholders	$(4,169)	$(12,217)	$(6,265)	$(15,099)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.06)	$(0.17)	$(0.09)	$(0.21)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.06)	$(0.17)	$(0.09)	$(0.21)
Weighted average common shares outstanding:
Basic	70,900	70,427	70,800	70,333
Diluted	70,900	70,427	70,800	70,333

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,159)	$(14,960)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	(24)	246
Change in the fair value of acquisition-related contingent consideration	29	(732)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(57)	(12)
Amortization of deferred financing fees	383	220
Depreciation and amortization	20,510	13,095
Impairment loss - satellite network	—	12,748
Stock-based compensation	2,605	2,235
Foreign exchange loss (gain)	84	(273)
Deferred income taxes	623	(271)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,294)	7,772
Inventories	951	(4,525)
Prepaid expenses and other assets	(3,714)	(1,061)
Accounts payable and accrued liabilities	1,300	(8,255)
Deferred revenue	(1,223)	806
Other liabilities	(108)	302
Net cash provided by operating activities	7,906	7,335
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(3,452)	(133,408)
Capital expenditures	(16,864)	(22,818)
Cash held for acquisition	—	123,000
Change in restricted cash	1,000	—
Other	(198)	—
Net cash used in investing activities	(19,514)	(33,226)
Cash flows from financing activities:
Proceeds received from issuance of long-term debt	—	10,000
Cash paid for debt issuance costs	—	(842)
Proceeds received from exercise of stock options	—	244
Payment of deferred purchase consideration	(342)	—
Principal payment of note payable	—	(10,000)
Principal payments of capital leases	—	(48)
Net cash used in financing activities	(342)	(646)
Effect of exchange rate changes on cash and cash equivalents	338	(300)
Net decrease in cash and cash equivalents	(11,612)	(26,837)
Beginning of period	27,077	91,565
End of period	$15,465	$64,728
Supplemental disclosures of cash flow information:
Cash paid for
Interest	$4,400	$4,508
Income taxes	$(101)	$384

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
(In thousands)
Net Income (Loss) attributable to ORBCOMM Inc.	$(4,169)	$(12,208)	$(6,265)	$(15,081)
Net interest (income) expense	2,350	1,247	3,961	2,418
Provision (benefit) for income taxes	216	(386)	378	91
Depreciation and amortization	11,551	6,640	20,510	13,095
EBITDA	$9,948	$(4,707)	$18,584	$523
Stock-based compensation	1,219	1,104	2,605	2,235
Noncontrolling interests	87	(15)	106	121
Acquisition-related and integration costs	569	1,110	933	3,561
In-orbit insurance	293	97	587	194
Impairment loss - satellite network	-	12,748	-	12,748
Adjusted EBITDA	$12,116	$10,337	$22,815	$19,382

ORBCOMM publically reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.